Exhibit 8.1

_____, 2020

Insurance Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Ladies and Gentlemen:

We have acted as counsel to Insurance Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Merger and related transactions described in the Registration Statement on Form S-4, file No. 333-______, originally filed with the Securities and Exchange Commission on _____, 2020, as amended or supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have examined the Registration Statement, including the proxy statement/prospectus included therein, the Agreement and Plan of Merger, dated as of June 29, 2020 (the “Merger Agreement”), by and among the Company, IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”), and Shift Technologies, Inc., a Delaware corporation (“Shift”), and such other documents as we have deemed necessary or appropriate for purposes of rendering our opinion. In addition, we have assumed without independent verification that (i) the Merger, the exercise of redemption rights by shareholders of the Company, and related transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, as applicable (and no transaction or condition described therein and affecting our opinion will be waived by any party and all parties to the Merger Agreement will act in accordance with the requirements and provisions set forth therein), (ii) the factual statements and factual representations concerning the Merger, the parties thereto, the exercise of redemption rights by shareholders of the Company, and related transactions that are set forth in the Merger Agreement and the Registration Statement are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) the factual statements and factual representations made by Shift and by the Company and Merger Sub in their respective representation letters dated as of the date hereof and delivered to us for purposes of rendering our opinion (the “Representation Letters”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iv) any such statement or representation made in the Merger Agreement, the Registration Statement, or the Representation Letters “to the knowledge of” any person, “to the belief of” any person, as “intended” by any person, or similarly qualified are and will be true, complete and correct without such qualification, (v) any such statement or representation made in the Merger Agreement, the Registration Statement, or the Representation Letters qualified by materiality or other similar qualification will be true, complete and correct without such qualification, (vi) all events described in any such statement or representation made in the Merger Agreement, the Registration Statement, or the Representation Letters as expected, planned, or intended to occur or not to occur will in fact occur or not occur, as applicable, (vii) Shift, the Company and Merger Sub, and their respective subsidiaries and shareholders, will treat the Merger for United States federal income tax purposes in a manner consistent with the intended treatment of the Merger that is described in the Merger Agreement and the Registration Statement, and (viii) the shareholders of the Company that exercise their redemption rights will treat such exercise for United States federal income tax purposes in a manner consistent with the expected treatment of the redemption as described in the Registration Statement. If any of the above described assumptions are untrue for any reason or if the Merger, the exercise of redemption rights by shareholders of the Company, and any related transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement and the Representation Letters, as applicable, our opinion as expressed below may be adversely affected.

Morgan, Lewis & Bockius llp

One Federal Street
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

Insurance Acquisition Corp.

______, 2020

Page Two

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, we confirm that the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences”, subject to the limitations and qualifications described thereunder, insofar as those statements express conclusions as to the application of United States federal income tax law, constitute our opinion as to the material United States federal income tax consequences of the Merger and the exercise of redemption rights by shareholders of the Company addressed thereunder.

No opinion is expressed as to any matter not discussed herein.

Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances pertaining to the Merger, the exercise of redemption rights by shareholders of the Company, and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the validity of our opinion set forth herein. We assume no responsibility to inform any person or entity of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Merger and the exercise of redemption rights by shareholders of the Company and therefore is prospective and dependent on the occurrence or nonoccurrence of future events.

This opinion is furnished to you solely in connection with the preparation and filing of the Registration Statement and this opinion may not be relied upon for any other purpose without our prior written consent. We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Morgan, lewis & bockius LLP